Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 2, 2018

Board of Trustees

JBG SMITH Properties

4445 Willard Avenue

Suite 400

Chevy Chase, MD 20815

Ladies and Gentlemen:

We are acting as counsel to JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to $200,000,000 in aggregate value of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), all of which Common Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement, dated July 2, 2018, among the Company, JBG SMITH Properties LP (the “Operating Partnership”) and each of the persons  named on Schedule 1 attached hereto (the “Equity Distribution Agreement”), and as described in the prospectus supplement dated July 2, 2018 (the “Prospectus Supplement”) and the accompanying prospectus dated July 2, 2018 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (No. 333-226023) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other statutes, rules, or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Equity Distribution Agreement, (ii) authorization by the Company’s Board of Trustees, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Trustees or duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Common Shares may be sold pursuant to the Equity Distribution Agreement, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Equity Distribution Agreement, of the terms of each placement notice issued consistent with the foregoing and pursuant to which the Common Shares may be sold pursuant to the Equity Distribution Agreement, (iv) issuance of the Common Shares pursuant to the terms established by the Board of Trustees and the pricing committee thereof and the terms of the applicable placement notice, and (v) receipt by the Company of the proceeds for the Common Shares sold pursuant to such terms and such applicable placement notice, the Common Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Schedule 1

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Robert W. Baird & Co. Incorporated

Wells Fargo Securities LLC